EXHIBIT 23.2

                     CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Norfolk Southern Corporation:


We consent to incorporation by reference in the Registration Statement on Form S-3 of Norfolk Southern Corporation and subsidiaries of our report dated January 25, 2000, relating to the consolidated balance sheets of Norfolk Southern Corporation and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows and the related consolidated financial statement schedule, for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, Annual Report on Form 10-K of Norfolk Southern Corporation and subsidiaries. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ KPMG LLP
KPMG LLP
Norfolk, Virginia
September 26, 2000